Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423
Acuity Brands Reports Fiscal 2011 First Quarter Results
ATLANTA, January 10, 2011 — Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2011 first quarter net sales of $425.0 million, an 8.5 percent increase compared with the year-ago period. Fiscal 2011 first quarter operating profit was $45.5 million, or 10.7 percent of net sales, compared with $42.7 million, or 10.9 percent of net sales, for the prior-year period. Net income for the first quarter of fiscal 2011 was $24.4 million compared with $23.3 million for the year-ago period, an increase of 4.7 percent. Diluted earnings per share for the first quarter of fiscal 2011 increased 5.7 percent to $0.56 compared with $0.53 reported for the prior-year period.
Mr. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We are very pleased with our fiscal 2011 first quarter results as we continue to execute extremely well in this demanding and competitive environment. This was the third quarter in a row where we achieved unit volume growth in an environment where non-residential construction continued to decline. I believe this is strong evidence that the execution of our strategies to extend our leadership position in North America is succeeding. These strategies include continued introduction of new, more energy-efficient lighting products and solutions, expansion in key geographies and sales channels, and further gains in productivity. Our profitability was similarly strong while we continued to invest in a number of areas representing significant growth potential, including the acquisition of Winona Lighting, a premier provider of architectural and high-performance indoor and outdoor lighting products.”

Excluding the impact from acquisitions, fiscal 2011 first quarter net sales rose approximately 7 percent year-over-year. The growth in net sales was due primarily to higher unit volumes in certain sales channels such as renovation, distributor stock and flow, and home improvement. The overall impact from changes in selling prices and the mix of products sold contributed minimally to net sales growth.
Management estimates that higher material and component costs as well as expediting costs due to the ongoing ballast shortage added approximately $2 million of incremental expense in the first quarter of fiscal 2011 as compared with the prior-year period. Additionally, although acquisitions contributed over $6 million to fiscal 2011 first quarter sales, they had an immaterial impact on profitability due to purchase accounting adjustments and transaction costs.
Outlook
Mr. Nagel commented, “Independent third-party forecasts suggest U.S. non-residential construction, our primary market, will be flat or possibly slightly down in 2011, with growth in the second half of the year offsetting declines in the first half. Additionally, we continue to see growth opportunities in the current environment, including renovation and tenant improvement projects, further expansion in underpenetrated geographies and channels, benefits from the government stimulus program, and growth from new product introductions, both in luminaires and controls. We expect that the controls portion of the market will continue to significantly outpace the growth of luminaires. At the end of the first quarter, comparable orders increased approximately 10 percent over the prior-year period while comparable backlog rose approximately 2 percent versus the prior-year.
“We anticipate that the second quarter will once again be challenging due primarily to continued weakness in non-residential construction and normal seasonal factors, including inconsistent customer demand, as well as higher input costs. The recent rise in commodity costs has led to higher material, component, and freight costs. We estimate that commodity cost increases will negatively impact second quarter’s profitability by at least $4 million as compared with the prior-year period. In an effort to recoup these higher costs, we recently announced a price increase of 5 to 7 percent on most products which will be effective at the end of February, though we expect there to be a lag in realizing the full benefit of the price increase. We estimate the lag in recovering these cost increases will also negatively impact third quarter profitability though we expect to offset this shortfall from actions to reduce costs and improve productivity. In addition to our efforts to mitigate the negative impact of these cost increases, we will continue to be as vigilant as possible in our pricing strategies to protect our margins and market position. Assuming no further significant rise in commodity costs, the shortfall is expected to be temporary as we begin to realize the full benefits of the announced product price increases by the end of third quarter.”
Mr. Nagel concluded, “We believe the continued execution of our long-term strategies to expand and leverage our industry-leading product portfolio and market presence, as well as our considerable financial strength to allow us to capitalize on market-growth opportunities, will enable us to outperform the markets we serve in 2011 and beyond. We believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss first quarter results today, January 10, 2011, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world’s leading providers of luminaires, lighting control systems and related products and services with fiscal year 2010 net sales of over $1.6 billion. The Company’s lighting and system control product lines include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, RELOC®, MetalOptics®, Antique Street Lamps™, Tersen®, Winona Lighting®, Synergy® Lighting Controls, Sensor Switch®, Lighting Control & Design™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America, Europe and Asia.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “estimates”, “forecasts,” “anticipates,” “may,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) future profit contributions from recently acquired businesses; (b) future benefits from recently announced product price increases, including temporary nature of shortfall caused by gap in recovering commodity cost increases; (c) growth opportunities in the current environment and expectation that controls will continue to significantly outpace the growth of luminaires; (d) expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company’s position to fully participate; (e) ability for the Company to outperform the markets it serves through the execution of the its long-term strategies as well as financial strength; and (f) protection of market position and margins through vigilance in pricing strategies. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 10, 2011 and risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2010. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	November 30,	August 31,
	2010	2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$152.2	$191.0

Accounts receivable, less reserve for doubtful accounts of $2.2 at November 30, 2010 and $2.0 at August 31, 2010	249.4	255.1
Inventories	173.7	149.0
Deferred income taxes	16.4	17.3
Prepayments and other current assets	21.7	13.9

Total Current Assets	613.4	626.3

Property, Plant, and Equipment, at cost:
Land	8.3	7.6
Buildings and leasehold improvements	118.7	113.7
Machinery and equipment	349.7	337.5

Total Property, Plant, and Equipment	476.7	458.8
Less — Accumulated depreciation and amortization	333.2	320.4

Property, Plant, and Equipment, net	143.5	138.4

Other Assets:
Goodwill	542.0	515.6
Intangible assets	197.2	199.5
Deferred income taxes	3.7	3.7
Other long-term assets	21.6	20.1

Total Other Assets	764.5	738.9

Total Assets	$1,521.4	$1,503.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$184.6	$195.0
Accrued compensation	29.2	51.8
Accrued pension liabilities, current	1.1	1.1
Other accrued liabilities	88.6	73.4

Total Current Liabilities	303.5	321.3

Long-Term Debt	353.4	353.3
Accrued Pension Liabilities, less current portion	70.7	71.1
Deferred Income Taxes	8.4	10.2
Self-Insurance Reserves, less current portion	7.4	7.6
Other Long-Term Liabilities	55.3	45.7

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 50,781,272 issued and 42,456,111 outstanding at November 30, 2010; and 50,441,634 issued and 42,116,473 outstanding at August 31, 2010	0.5	0.5
Paid-in capital	666.9	661.9
Retained earnings	477.8	459.0
Accumulated other comprehensive loss items	(66.8)	(71.3)
Treasury stock, at cost, 8,325,161 shares at November 30, 2010 and August 31, 2010	(355.7)	(355.7)

Total Stockholders’ Equity	722.7	694.4

Total Liabilities and Stockholders’ Equity	$1,521.4	$1,503.6

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended November 30,
	2010	2009
Net Sales	$425.0	$391.7
Cost of Products Sold	248.9	230.4

Gross Profit	176.1	161.3

Selling, Distribution, and Administrative Expenses	130.6	118.5
Special Charge	—	0.1

Operating Profit	45.5	42.7

Other Expense (Income):
Interest expense, net	7.5	6.7
Miscellaneous expense, net	1.2	0.5

Total Other Expense	8.7	7.2

Income before Provision for Income Taxes	36.8	35.5
Provision for Income Taxes	12.4	12.2

Net Income	$24.4	$23.3

Earnings Per Share:
Basic Earnings per Share	$0.57	$0.54

Basic Weighted Average Number of Shares Outstanding	42.0	42.3

Diluted Earnings per Share	$0.56	$0.53

Diluted Weighted Average Number of Shares Outstanding	42.8	43.1

Dividends Declared per Share	$0.13	$0.13

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended November 30,
	2010	2009
Cash Provided by (Used for) Operating Activities:
Net income	$24.4	$23.3

Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	9.6	9.4
Excess tax benefits from share-based payments	(2.9)	(0.1)
Loss on the sale or disposal of property, plant, and equipment	—	0.1
Deferred income taxes	(1.0)	(0.1)
Other non-cash items	(1.1)	(0.2)
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	11.5	8.6
Inventories	(17.8)	(4.2)
Prepayments and other current assets	(5.4)	(5.1)
Accounts payable	(11.8)	1.1
Other current liabilities	(8.7)	2.4
Other	8.5	5.8

Net Cash Provided by Operating Activities	5.3	41.0

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(6.7)	(4.3)
Proceeds from sale of property, plant, and equipment	0.1	—
Acquisitions of business and intangible assets	(36.2)	—

Net Cash Used for Investing Activities	(42.8)	(4.3)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	—	(2.4)
Repurchases of common stock	(2.9)	—
Proceeds from stock option exercises and other	3.3	0.8
Excess tax benefits from share-based payments	2.9	0.1
Dividends paid	(5.6)	(5.6)

Net Cash Used for Financing Activities	(2.3)	(7.1)

Effect of Exchange Rate Changes on Cash	1.0	—

Net Change in Cash and Cash Equivalents	(38.8)	29.6
Cash and Cash Equivalents at Beginning of Period	191.0	18.7

Cash and Cash Equivalents at End of Period	$152.2	$48.3